Exhibit 99.1

M/I Homes Reports
2024 Third Quarter Results

Columbus, Ohio (October 30, 2024) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2024.

2024 Third Quarter Highlights:
•Record third quarter homes delivered, revenue, and income
•Homes delivered increased 8% to 2,271
•Revenue increased 9% to $1.1 billion
•Pre-tax income increased 6% to $188.7 million, 16.5% of revenue
•Net income increased 5% to $145.4 million ($5.10 per diluted share)
•Shareholders’ equity reached an all-time record $2.8 billion, a 17% increase from a year ago, with book value per share of $105
•New contracts were 2,023, compared to 2,021 in last year’s third quarter
•Repurchased $50 million of common stock
•Return on equity of 20%

The Company reported pre-tax income of $188.7 million and net income of $145.4 million ($5.10 per diluted share), both third quarter records. This compares to pre-tax income of $178.0 million and net income of $139.0 million, or $4.82 per diluted share, for the third quarter of 2023. For the nine months ended September 30, 2024, pre-tax income increased to a record $563.1 million and net income increased to a record $430.3 million, or $14.99 per diluted share, compared to $469.3 million and $360.1 million, or $12.58 per diluted share, for the same period of 2023, respectively.

Homes delivered in 2024's third quarter increased 8% to a third quarter record of 2,271 homes. This compares to 2,096 homes delivered in 2023’s third quarter. Homes delivered for the nine months ended September 30, 2024 increased 9% to 6,653 from 2023’s deliveries of 6,093 which represents an all-time record. New contracts were 2,023 for the third quarter of 2024 compared to 2,021 in last year’s third quarter. For the first nine months of 2024, new contracts increased 7% to 6,825 compared to 6,389 in 2023. Homes in backlog at September 30, 2024 had a total sales value of $1.73 billion, a 1% decrease from a year ago. Backlog units at September 30, 2024 decreased 8% to 3,174 homes, with an all-time record average sales price of $544,000. At September 30, 2023, backlog sales value was $1.75 billion, with backlog units of 3,433 and an average sales price of $510,000. M/I Homes had 217 communities at September 30, 2024 compared to 204 communities at September 30, 2023. The Company's cancellation rate was 10% in both the third quarter of 2024 and the third quarter of 2023.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had a very strong third quarter, highlighted by record homes delivered, record revenue, and record income. We increased homes delivered by 8% to a record 2,271, increased revenue by 9% to a record $1.1 billion, increased pre-tax income by 6% to a record $188.7 million and we continued to generate strong returns. Pre-tax income equaled 16.5% of revenue. Our gross margin was strong at 27% and our return on equity was 20%.

Mr. Schottenstein continued, “Our financial condition is excellent. We ended the quarter with record shareholders’ equity of $2.8 billion, an increase of 17% from a year ago, book value of $105 per share, cash of $720 million, a homebuilding debt to capital ratio of 20%, and a net-debt-to-capital ratio of negative 1%. Given our performance through three quarters of this year, along with the strength of our balance sheet, low debt levels, diverse product offerings and well-located communities, we are positioned to have a very strong 2024.”
The Company will broadcast live its earnings conference call today at 10:00 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2025.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
New contracts	2,023	2,021	6,825	6,389
Average community count	214	200	215	199
Cancellation rate	10%	10%	9%	11%
Backlog units	3,174	3,433	3,174	3,433
Backlog sales value	$1,725,423	$1,751,442	$1,725,423	$1,751,442
Homes delivered	2,271	2,096	6,653	6,093
Average home closing price	$489	$481	$481	$486

Homebuilding revenue:
Housing revenue	$1,111,389	$1,008,356	$3,199,946	$2,963,500
Land revenue	1,550	14,424	11,753	23,276
Total homebuilding revenue	$1,112,939	$1,022,780	$3,211,699	$2,986,776

Financial services revenue	29,970	23,591	87,694	74,138
Total revenue	$1,142,909	$1,046,371	$3,299,393	$3,060,914

Cost of sales - operations	833,468	764,638	2,397,329	2,286,371
Gross margin	$309,441	$281,733	$902,064	$774,543
General and administrative expense	68,285	55,867	188,363	162,481
Selling expense	59,163	53,735	171,598	154,686
Operating income	$181,993	$172,131	$542,103	$457,376
Other income	—	1	—	(34)
Interest income, net of interest expense	(6,680)	(5,834)	(20,948)	(11,893)
Income before income taxes	$188,673	$177,964	$563,051	$469,303
Provision for income taxes	43,224	38,948	132,795	109,220
Net income	$145,449	$139,016	$430,256	$360,083

Earnings per share:
Basic	$5.26	$4.98	$15.45	$12.97
Diluted	$5.10	$4.82	$14.99	$12.58

Weighted average shares outstanding:
Basic	27,644	27,909	27,857	27,769
Diluted	28,534	28,837	28,703	28,631

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2024	2023
Assets:
Total cash, cash equivalents and restricted cash (1)	$719,920	$736,252
Mortgage loans held for sale	242,812	207,181
Inventory:
Lots, land and land development	1,558,300	1,355,622
Land held for sale	3,859	6,881
Homes under construction	1,401,260	1,218,256
Other inventory	169,275	159,769
Total Inventory	$3,132,694	$2,740,528

Property and equipment - net	34,714	36,015
Investments in joint venture arrangements	63,095	44,866
Operating lease right-of-use assets	55,259	58,304
Goodwill	16,400	16,400
Deferred income tax asset	15,313	18,019
Other assets	179,650	145,803
Total Assets	$4,459,857	$4,003,368

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$397,459	$396,685
Senior notes due 2030 - net	297,243	296,739
Total Debt - Homebuilding Operations	$694,702	$693,424

Notes payable bank - financial services operations	235,441	200,619
Total Debt	$930,143	$894,043

Accounts payable	256,708	250,937
Operating lease liabilities	56,667	59,433
Other liabilities	370,983	373,243
Total Liabilities	$1,614,501	$1,577,656

Shareholders’ Equity	2,845,356	2,425,712
Total Liabilities and Shareholders’ Equity	$4,459,857	$4,003,368

Book value per common share	$104.59	$87.10
Homebuilding debt to capital ratio (2)	20%	22%
(1)Includes $0.2 million of restricted cash and cash held in escrow for the quarter ended September 30, 2023.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Cash (used in) provided by operating activities	$(67,942)	$79,541	$75,341	$497,230
Cash used in by investing activities	$(17,496)	$(11,330)	$(45,037)	$(14,132)
Cash used in financing activities	$(32,100)	$(246)	$(43,188)	$(58,388)

Land/lot purchases	$138,711	$105,860	$365,553	$247,574
Land development spending	$180,753	$151,222	$444,659	$352,555
Land sale revenue	$1,550	$14,424	$11,753	$23,276
Land sale gross profit	$72	$2,115	$3,318	$3,004

Financial services pre-tax income	$12,936	$9,878	$39,648	$33,678

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$145,449	$139,016	$430,256	$360,083
Add:
Provision for income taxes	43,224	38,948	132,795	109,220
Interest income - net	(10,089)	(8,469)	(30,542)	(19,122)
Interest amortized to cost of sales	7,632	8,778	23,872	25,552
Depreciation and amortization	4,816	4,227	13,890	12,890
Non-cash charges	6,750	2,682	14,099	7,056
Adjusted EBITDA	$197,782	$185,182	$584,370	$495,679

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2024	2023	Change	2024	2023	Change
Northern	890	885	1%	3,054	2,662	15%
Southern	1,133	1,136	—%	3,771	3,727	1%
Total	2,023	2,021	—%	6,825	6,389	7%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2024	2023	Change	2024	2023	Change
Northern	1,015	741	37%	2,809	2,321	21%
Southern	1,256	1,355	(7)%	3,844	3,772	2%
Total	2,271	2,096	8%	6,653	6,093	9%

	BACKLOG
	September 30, 2024			September 30, 2023
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,493	$803	$538,000	1,397	$727	$521,000
Southern	1,681	$923	$549,000	2,036	$1,024	$503,000
Total	3,174	$1,726	$544,000	3,433	$1,751	$510,000

	LAND POSITION SUMMARY
	September 30, 2024			September 30, 2023
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,528	10,885	17,413	7,341	8,385	15,726
Southern	17,114	17,678	34,792	15,835	13,267	29,102
Total	23,642	28,563	52,205	23,176	21,652	44,828